Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, July 1, 2021/PRNewswire / -- TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, announced today the appointment of Jane M. Cronin to its Board of Directors.

Ms. Cronin is Senior Vice President – Corporate Controller of Sherwin Williams Company (NYSE: SHW), a world-leading manufacturer, developer, distributor and seller of paint, coatings, and related products to professional, industrial, aerospace, commercial, and retail customers. Ms. Cronin has served in her current role since 2016. Prior to that, Ms. Cronin was Vice President of Internal Audit and Loss Prevention and Vice President – Controller of one of Sherwin Williams’ largest divisions.

“We are pleased that Jane has agreed to become a member of our Board,” stated W. Nicholas Howley, TransDigm Group’s Executive Chairman. “Jane brings extensive experience in public company accounting, reporting, and controls. Additionally, Jane’s integration experience with large and small acquisitions will also make her a valuable contributor. Sherwin Williams has a strong culture of hands-on value creation, which fits well with TransDigm’s focus.”

The Board of Directors has determined that Ms. Cronin is independent under applicable listing standards of the New York Stock Exchange and the rules and regulations of the Securities Exchange Commission.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Contact:	Investor Relations
216-706-2945
ir@transdigm.com

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